The Board of Directors

Saevik Supply ASA


               CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this report on Form S-4 of our report dated March 6, 1997, with respect to the consolidated balance sheet of Saevik Supply ASA and subsidiaries as of December 31, 1996 and the related statements of earnings and cash flows for the year then ended, appearing in the Form 8-K/A of Trico Marine Services, Inc. dated December 2, 1997.

We  also  consent to the reference to our firm under the  caption
"Experts."

Aalesund, Norway

February 17, 1998

KPMG as


/s/  Gerd Leira

Gerd Leira
State Authorized Public Accountant (Norway)